Exhibit 107

Calculation of Filing Fee Tables

           S-1

(Form Type)

                NovaBay Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.01 per share(3)	457(c)	37,500,000	$0.315	$11,812,500	0.0000927	$1,095.02
	Total Offering Amounts					$11,812,500		$1,095.02
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$1,095.02

(1)

The 37,500,000 shares of our common stock, par value $0.01 (“Common Stock”) being registered hereunder are being registered for sale or other distribution by the Selling Stockholders named in the prospectus that is part of this registration statement. Under Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares being registered in this registration statement as a result of any stock splits, stock dividends or other similar events.

(2)

The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act, using the average of the high and low prices of our Common Stock as reported on the NYSE American on February 2, 2022, a date within five business days prior to the filing of this Registration Statement.

(3)

Consists of 37,500,000 shares of Common Stock to be issued upon exercise of the warrants (the “Warrants”) that were issued pursuant to that certain Securities Purchase Agreement, dated October 29, 2021, by and between NovaBay Pharmaceuticals, Inc. and each of the purchasers named therein. The exercise of the Warrants into the shares of Common Stock being registered will be subject to certain limitations upon conversion by the holders of the Preferred Stock as set forth in the Warrant.